Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS SECOND QUARTER 2026 RESULTS:

•
REVENUE OF $124.6 MILLION, UP 2% SEQUENTIALLY AND DOWN 4% YEAR-OVER-YEAR
•
OPERATING INCOME OF $9.2 MILLION; EX-ITEMS, $9.4 MILLION, UP 42% SEQUENTIALLY AND DOWN 36% YEAR-OVER-YEAR
•
GAAP EARNINGS PER SHARE OF $0.13; EPS EX-ITEMS OF $0.11, UP 85% SEQUENTIALLY AND DOWN 42% YEAR-OVER-YEAR
•
FREE CASH FLOW OF $3.1 MILLION
•
COMPANY REPURCHASED 214,712 SHARES OF COMMON STOCK, FOR $2.7 MILLION AGGREGATE PURCHASE PRICE
•
COMPANY ANNOUNCES Q3 2026 QUARTERLY DIVIDEND

HOUSTON (July 29, 2026)—Core Laboratories Inc. (NYSE: "CLB") ("Core," "Core Lab," or the "Company") reported second quarter 2026 revenue of $124,600,000. Core’s operating income was $9,200,000, with earnings per diluted share (“EPS”) of $0.13, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $9,400,000, yielding operating margins of 8%, and EPS, ex-items, of $0.11. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s CEO, Larry Bruno, stated, “Our second quarter results displayed sequential improvement in revenue, operating income and earnings per share despite continued geopolitical conflicts that affected portions of our business, particularly Reservoir Description. Notably, we saw improvement in activity in Africa, U.S., and Asia-Pacific regions, where operators continued to call on Core Lab's specialized technical expertise to facilitate critical reservoir characterization and production optimization projects. In addition, higher sequential product sales and completion diagnostic service activity were achieved across many regions including the U.S., while international growth of Production Enhancement’s products and services reflected the expanded adoption of our innovative technologies.

“As mentioned, client operations were disrupted in the Middle East, and laboratory testing in support of the maritime transportation and trade of crude oil and derived products was largely suspended in the region. Increased military action and evolving sanctions related to the Russia-Ukraine conflict also presented headwinds during the second quarter. Looking forward, we see several international regions poised for continued growth, coupled with modestly improving U.S. onshore activity which we believe sets the stage for sequential improvement in the third quarter.”

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the United States. Revenue for Reservoir Description in the second quarter of 2026 was $78,700,000, down 4% sequentially and 9% year-over-year. During the quarter, military conflicts in both the Middle East and Russia-Ukraine resulted in increased attacks on energy infrastructure, which suspended client projects and disrupted global transportation and trade of crude oil and derived products. These events negatively impacted demand for services in both the directly affected regions and across the Company’s international crude oil assay laboratory network. Operating income on both a GAAP basis and ex-items was $3,700,000 yielding operating margins of 5%. Margins were impacted by: 1) reduced client activity in the Middle East, 2) lower global crude assay activity resulting from disruptions to hydrocarbon cargo shipments through the Strait of Hormuz, and 3) increased military action and expanded European sanctions associated with the Russia-Ukraine conflict. Core Lab has maintained its operational capabilities and cost structure in the Middle East, reflecting its expectation that hydrocarbon trading routes and client activity will normalize over time. The Company has taken steps to improve profitability in Russia-Ukraine operations.

During the second quarter of 2026, Core Lab was engaged to support multiple exploration, appraisal, and carbon storage projects across Asia-Pacific and Africa. The Company was engaged to perform a reservoir rock evaluation study for an onshore gas development in Australia. Leveraging the Company's Advanced Technology Center in Australia, Core Lab is using its Advanced Digital Imaging System ("ADIS") to generate high-resolution core images that combine with physical laboratory measurements to evaluate geologic attributes, reservoir quality, and flow properties. The resulting datasets will be incorporated into Core Lab's proprietary RAPID™ database, providing the operator with secure data access and accelerated interpretation of results.

In Africa, Core Lab was selected by a major international operator to provide a data analytical program on a conventional core from an exploration well offshore Namibia. Utilizing its Advanced Technology Center in Scotland, the Company is performing a comprehensive laboratory analytical program. A wide variety of Core Lab’s proprietary laboratory technologies are being used to characterize the geological and petrophysical properties of the strata. These physical measurements will provide the hard data points that form the foundation of the detailed reservoir model. Conventional core analysis programs like this provide robust datasets that allow operators to reduce risk on the large capital investments required for offshore international exploration and appraisal programs.

Also in Africa, during the second quarter of 2026, Core Lab initiated a reservoir characterization program in support of Murphy Oil Corporation’s recently announced discovery offshore Côte d’Ivoire. Following recovery operations at the wellsite, core samples were transported to Core Lab's Houston facility for accelerated analysis using the Company’s proprietary Dual Energy CT technology. Core Lab is very pleased to be assisting Murphy Oil in its Côte d’Ivoire project.

Collectively, these second quarter engagements highlight Core Lab's ability to leverage its global laboratory network, specialized technical expertise, and proprietary technologies to deliver advanced reservoir evaluation solutions for complex exploration, appraisal, and development projects.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional oil and gas reservoirs in the U.S., as well as conventional and unconventional projects across the globe, posted second quarter 2026 revenue of $45,900,000, up 15% sequentially and 5% year-over-year. Operating income for the second quarter on a GAAP basis was $5,200,000. Operating income, ex-items was $5,300,000, yielding operating margins of 12% and sequential incremental margins of 59%. While the conflict in the Middle East delayed completion diagnostic projects in the region, U.S. completion activity improved modestly during the second quarter of 2026, though most operators maintained drilling and completion activities in line with their original plans. Product sales increased nicely in both the U.S. and international markets compared to the first quarter of 2026. Diagnostic service revenue also increased in the U.S. and international markets that were targeted for strategic growth. Second quarter operating margins included a modest benefit associated with the recovery of certain tariffs incurred in prior periods.

During the second quarter of 2026, a national oil company (“NOC”) in Asia-Pacific engaged Core Lab to support the development of its in-house Tubing Conveyed Perforating (“TCP”) capability. Core Lab supplied a complete TCP equipment package, along with technical training, which enabled the operator to quickly, successfully, and safely execute its first in-house TCP operation. By combining Core Lab’s proven TCP technology and expertise, the NOC was able to establish protocols for cost-effective, in-sourced project execution. The operator plans to apply Core Lab’s TCP technologies as they expand their perforating program.

Also during the second quarter, Core Lab received regulatory approval to deploy its proprietary SpectraStim™ proppant tracing and SpectraScan® spectral gamma ray logging technologies in the United Arab Emirates (“UAE”). These approvals significantly expand the Company's reservoir optimization capabilities in one of the Middle East's most strategically important oil and gas markets. Core Lab’s unique technologies have the Company well-positioned to serve operators seeking advanced completion diagnostics to analyze frac performance and maximize hydrocarbon recovery. Together with the Company's expanded laboratory presence in the region, these approvals create new opportunities to support field development programs throughout the UAE.

Liquidity, Free Cash Flow, Share Repurchases, and Dividend

Core continues to focus on maximizing free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the second quarter of 2026, cash from operations was $7,800,000, up from $4,000,000 in the first quarter of 2026, and capital expenditures associated with operations were $4,700,000, yielding FCF of $3,100,000. Capital expenditures in the second quarter of 2026 were higher than previous quarters, and include: 1) investments to support a multi-year contract in the Asia-Pacific region, and 2) rebuilding the facilities in the Mediterranean that incurred weather-related damage in the first quarter of 2026.

As mentioned in the Company’s prior earnings releases, in February 2024, fire damaged a building on the campus of Core Lab’s Advanced Technology Center in Scotland. Losses caused by the fire are covered by Core Lab’s property and casualty insurance. Insurance proceeds and the capital expenditures associated with replacing the equipment and restoring the building are disclosed separately in the investing section of the cash flow statement. Capital expenditures associated with these items were $1,100,000 for the second quarter of 2026 and are not included in the calculation of FCF.

In the second quarter of 2026, Core Lab repurchased 214,712 shares at an aggregate purchase price of approximately $2,700,000.

As of June 30, 2026, Core’s net debt (defined as long-term debt less cash and cash equivalents) was $93,600,000, decreasing by $500,000 during the quarter. Also, during the second quarter of 2026, the Company’s leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) was at 1.30. The Company remains focused on executing its strategic business initiatives and continues to evaluate allocation of capital to reduce debt and other uses of free cash to return value to shareholders.

On April 29, 2026, Core’s Board of Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on June 1, 2026, to shareholders of record on May 11, 2026.

On July 29, 2026, the Board approved a cash dividend of $0.01 per share of common stock, payable on August 31, 2026, to shareholders of record on August 10, 2026.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promotes capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield services companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total shareholder return. Using Bloomberg’s formula, Core Lab’s ROIC for the second quarter of 2026 was 8.3%.

Industry and Core Lab Outlook and Guidance

As a result of the ongoing conflicts in the Middle East and Russia-Ukraine, the IEA, EIA, and OPEC have all revised their respective 2026 global crude oil demand forecasts to reflect the impact of higher energy prices, constrained product availability, and interruptions to global hydrocarbon trade and transportation. While near-term demand has been negatively impacted by the ongoing conflicts, the agencies all project demand growth will rebound in 2027.

The long-term need for investment in new sources of production and initiatives to maximize recovery from existing producing fields remains strong. Accelerating decline rates from existing producing fields, together with geopolitical uncertainty, reinforce the importance of energy security and geographically diversified sources of hydrocarbon supply. Collectively, these factors are expected to support continued client investment in hydrocarbon development and new exploration.

Despite client activity headwinds from the two ongoing geopolitical conflicts, Core Lab expects third quarter revenue to increase sequentially, supported by improvement in several international regions, including the South Atlantic Margin and Asia-Pacific. Recent escalations in both the Middle East and Russia-Ukraine conflicts are expected to continue affecting client operations, project timing, and logistics across portions of these regions during the third quarter, with a greater impact on Reservoir Description and the service component of Production Enhancement, compared to the Company's completion products business.

U.S. land completion activity is expected to improve modestly as the third quarter of 2026 progresses. Core Lab expects growing adoption of its diagnostic services, reservoir optimization technologies, and proprietary energetic systems to outperform U.S. land completion activity. Longer term, international projects, including offshore developments, and emerging exploration plays, are expected to create additional growth opportunities.

While the timing of recovery in certain Middle East markets remains difficult to predict, Core Lab believes long-term fundamentals support future growth in exploration activity levels. The Company’s international footprint, proprietary technologies, and expertise position Core Lab to capitalize on opportunities across global markets.

Reservoir Description’s third quarter 2026 revenue is projected to range from $81,000,000, to $84,000,000, with operating income of $5,500,000 to $7,900,000. Production Enhancement’s third quarter revenue is estimated to range from $47,500,000 to $51,500,000, with operating income of $4,800,000 to $6,900,000. Core’s third quarter 2026 revenue is projected to range from $128,500,000 to $135,500,000, with operating income of $10,500,000 to $15,000,000,yielding operating margins of approximately 10%. EPS for the third quarter of 2026 is expected to be $0.12 to $0.20.

The Company’s guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange, and assumes an effective tax rate of 25%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's second quarter 2026 earnings announcement. The call will begin at 7:30 a.m. CDT / 8:30 a.m. EDT on Thursday, July 30, 2026. To access the listen-only webcast, visit www.corelab.com/investors 15 minutes before the start of the call. For those not available to listen to the live webcast, a replay and transcript will be available on the Company’s website shortly after the call. Analysts may contact investor.relations@corelab.com for conference call dial-in information.

Core Laboratories Inc. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements Core Lab makes, includes forward-looking statements regarding the Company’s future revenue, profitability, business strategies and developments, demand for the Company’s products and services and for products and services of the oil and gas industry generally, made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the impact of tariffs, supply chain disruptions, trade policies and sanctions, international civil unrest or geopolitical tensions, including the continuing armed conflict between Russia and Ukraine, escalation of military conflict between the United States, Israel and Iran, and political conditions in South America, most recently in Venezuela, severe weather events, the severity and duration of public health crises, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations

Phone: +1 713 328 6210

E-mail: investor.relations@corelab.com

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	June 30, 2026	March 31, 2026	June 30, 2025	vs. Q1-26	vs. Q2-25
REVENUE	$124,609	$121,797	$130,159	2.3%	(4.3)%

OPERATING EXPENSES:
Costs of services and product sales	101,371	102,073	103,701	(0.7)%	(2.2)%
General and administrative expense	10,953	14,718	10,464	(25.6)%	4.7%
Depreciation and amortization	3,825	3,764	3,670	1.6%	4.2%
Other (income) expense, net	(691)	(645)	(2,967)	NM	NM
Total operating expenses	115,458	119,910	114,868	(3.7)%	0.5%

OPERATING INCOME	9,151	1,887	15,291	384.9%	(40.2)%
Interest expense	2,846	2,891	2,711	(1.6)%	5.0%
Income (loss) before income taxes	6,305	(1,004)	12,580	NM	(49.9)%
Income tax (benefit) expense	507	(251)	1,911	NM	(73.5)%
Net income (loss)	5,798	(753)	10,669	NM	(45.7)%
Net income (loss) attributable to non-controlling interest	(158)	36	33	NM	NM
Net income (loss) attributable to Core Laboratories Inc.	$5,956	$(789)	$10,636	NM	(44.0)%

Diluted earnings (loss) per share	$0.12	$(0.02)	$0.23	NM	(47.8)%

Diluted earnings (loss) per share attributable to Core Laboratories Inc.	$0.13	$(0.02)	$0.22	NM	(40.9)%

Diluted weighted average common shares outstanding	46,878	46,073	47,364	1.7%	(1.0)%

Effective tax rate	8%	25%	15%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$78,747	$81,931	$86,280	(3.9)%	(8.7)%
Production Enhancement	45,862	39,866	43,879	15.0%	4.5%
Consolidated	$124,609	$121,797	$130,159	2.3%	(4.3)%

Operating income:
Reservoir Description	$3,678	$1,146	$12,203	220.9%	(69.9)%
Production Enhancement	5,228	804	3,148	550.2%	66.1%
Corporate and Other	245	(63)	(60)	NM	NM
Consolidated	$9,151	$1,887	$15,291	384.9%	(40.2)%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Six Months Ended June 30,		% Variance
	2026	2025
REVENUE	$246,406	$253,744	(2.9)%

OPERATING EXPENSES:
Costs of services and product sales	203,444	203,170	0.1%
General and administrative expense	25,671	24,111	6.5%
Depreciation and amortization	7,589	7,387	2.7%
Other (income) expense, net	(1,336)	(632)	NM
Total operating expenses	235,368	234,036	0.6%

OPERATING INCOME	11,038	19,708	(44.0)%
Interest expense	5,737	5,313	8.0%
Income before income taxes	5,301	14,395	(63.2)%
Income tax expense	256	3,657	(93.0)%
Net income	5,045	10,738	(53.0)%
Net income (loss) attributable to non-controlling interest	(122)	256	NM
Net income attributable to Core Laboratories Inc.	$5,167	$10,482	(50.7)%

Diluted earnings per share	$0.11	$0.23	(52.2)%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.11	$0.22	(50.0)%

Diluted weighted average common shares outstanding	46,954	47,509	(1.2)%

Effective tax rate	5%	25%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$160,678	$167,177	(3.9)%
Production Enhancement	85,728	86,567	(1.0)%
Total	$246,406	$253,744	(2.9)%

Operating income:
Reservoir Description	$4,824	$14,542	(66.8)%
Production Enhancement	6,032	4,651	29.7%
Corporate and Other	182	515	NM
Total	$11,038	$19,708	(44.0)%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

				% Variance
ASSETS:	June 30, 2026	March 31, 2026	December 31, 2025	vs. Q1-26	vs. Q4-25

Cash and cash equivalents	$22,735	$22,819	$22,702	(0.4)%	0.1%
Accounts receivable, net	108,817	108,277	113,528	0.5%	(4.1)%
Inventories	57,961	57,784	54,496	0.3%	6.4%
Other current assets	24,847	25,491	23,939	(2.5)%	3.8%
Total current assets	214,360	214,371	214,665	—%	(0.1)%

Property, plant and equipment, net	100,390	99,985	99,447	0.4%	0.9%
Right of use assets	52,870	54,708	54,346	(3.4)%	(2.7)%
Intangibles, goodwill and other long-term assets, net	219,158	218,664	215,552	0.2%	1.7%
Total assets	$586,778	$587,728	$584,010	(0.2)%	0.5%

LIABILITIES AND EQUITY:

Accounts payable	$40,163	$39,982	$37,275	0.5%	7.7%
Short-term operating lease liabilities	11,940	12,097	11,456	(1.3)%	4.2%
Other current liabilities	48,947	52,655	57,284	(7.0)%	(14.6)%
Total current liabilities	101,050	104,734	106,015	(3.5)%	(4.7)%

Long-term debt, net	113,861	114,460	110,255	(0.5)%	3.3%
Long-term operating lease liabilities	39,314	41,285	42,309	(4.8)%	(7.1)%
Other long-term liabilities	53,784	52,105	53,223	3.2%	1.1%

Total equity	278,769	275,144	272,208	1.3%	2.4%
Total liabilities and equity	$586,778	$587,728	$584,010	(0.2)%	0.5%

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,045	$10,738
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	5,934	4,697
Depreciation and amortization	7,589	7,387
Changes in value of life insurance policies	(1,281)	(834)
Deferred income taxes	(1)	(3,167)
Accounts receivable	4,619	(3,717)
Inventories	(3,897)	(1,991)
Accounts payable	3,257	6,647
Accrued expenses	(8,420)	(886)
Other adjustments to net income	(1,071)	1,709
Net cash provided by operating activities	11,774	20,583

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures - operations	(8,135)	(6,259)
Capital expenditures - rebuilding of Aberdeen facility	(2,524)	(1,648)
Net proceeds from insurance recovery - Aberdeen facility	—	4,678
Acquisitions, net of cash acquired	—	(617)
Proceeds from sale of assets	3,074	2,196
Net proceeds on life insurance policies	252	778
Other investing activities	11	—
Net cash used in investing activities	(7,322)	(872)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(77,625)	(27,000)
Proceeds from long-term debt	81,000	25,000
Dividends paid	(920)	(938)
Repurchase of common stock	(6,688)	(4,761)
Other financing activities	(186)	19
Net cash used in financing activities	(4,419)	(7,680)

NET CHANGE IN CASH AND CASH EQUIVALENTS	33	12,031
CASH AND CASH EQUIVALENTS, beginning of period	22,702	19,157
CASH AND CASH EQUIVALENTS, end of period	$22,735	$31,188

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Net Income (Loss) and Diluted Earnings (Loss) Per Share Attributable to Core Laboratories Inc.

(In thousands, except per share data)

(Unaudited)

	Operating Income
	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
GAAP reported	$9,151	$1,887	$15,291
Stock compensation (1)	—	3,687	—
Inventory and asset write-downs, lease termination, other exit costs and severance (2)	—	650	799
Insurance recovery on property, plant and equipment (3)	—	—	(1,557)
Foreign exchange losses (gains)	219	379	7
Excluding specific items	$9,370	$6,603	$14,540

	Net Income (Loss) Attributable to Core Laboratories Inc.
	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
GAAP reported	$5,956	$(789)	$10,636
Stock compensation (1)	—	2,765	—
Inventory and asset write-downs, lease termination, other exit costs and severance (2)	—	487	599
Insurance recovery on property, plant and equipment (3)	—	—	(1,168)
Foreign exchange losses (gains)	165	285	5
Effect of higher (lower) tax rate (4)	(1,070)	—	(1,234)
Excluding specific items	$5,051	$2,748	$8,838

	Diluted Earnings (Loss) Per Share Attributable to Core Laboratories Inc.
	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026
GAAP reported	$0.13	$(0.02)	$0.22	$0.11
Stock compensation (1)	—	0.06	—	0.06
Inventory and asset write-downs, lease termination, other exit costs and severance (2)	—	0.01	0.01	0.01
Insurance recovery on property, plant and equipment (3)	—	—	(0.02)	—
Foreign exchange losses (gains)	—	0.01	—	0.01
Effect of higher (lower) tax rate (4)	(0.02)	—	(0.02)	(0.02)
Excluding specific items	$0.11	$0.06	$0.19	$0.17

(1) The three months ended March 31, 2026 and six months ended June 30, 2026 includes the acceleration of stock compensation expense associated with employees reaching eligible retirement age.

(2) The three months ended March 31, 2026 and six months ended June 30, 2026 includes the write-down of leasehold improvements and lease exit costs. The three months ended June 30, 2025 includes write-down of inventory.

(3) The three months ended June 30, 2025 includes an insurance recovery associated with the fire at the Aberdeen, U.K. facility.
(4) The three months ended June 30, 2025 reflects tax expense at a normalized rate of 25%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income
	Three Months Ended June 30, 2026
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$3,678	$5,228	$245
Foreign exchange losses (gains)	70	112	37
Excluding specific items	$3,748	$5,340	$282

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 8.3% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $32.9 million divided by Average Total Invested Capital ("Average TIC") of $398.5 million, where NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense, less pension service cost and tax effect on income before interest and tax expense for the last four quarters. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity, plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes and income taxes payable.

Free Cash Flow

Core uses the non-GAAP financial measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is defined as net cash provided by operating activities (which is the most directly comparable GAAP measure) less cash paid for capital expenditures - operations. Management believes that free cash flow provides useful information to investors regarding the cash available in the period in excess of Core’s needs to fund its capital expenditures and operating activities. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative to operating income, net income, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash does not represent residual cash available for distribution because Core may have other non-discretionary expenditures that are not deducted from the measure. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2026	June 30, 2026
Net cash provided by operating activities	$7,809	$11,774
Capital expenditures - operations	(4,687)	(8,135)
Free cash flow	$3,122	$3,639

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